DEFERRED COMPENSATION PLAN FOR DIRECTORS

                                       OF

                   SELIGMAN HENDERSON GLOBAL FUND SERIES, INC.
                                    ("FUND")


1. Election to Defer Payments. Any member of the Board of Directors (herein, a "Director") of the Fund may elect to have payment of that Director's annual retainer or meeting fees or both for Board service deferred as provided in this Plan. The election shall be made in writing prior to, and to take effect from, the beginning of a calendar year. For any Director in the year in which this Plan is adopted or for a person elected a director in other than the last calendar month of a year, the election shall be made within 30 days after that event and prior to, and to take effect from, the beginning of the calendar quarter next ensuing after that event. Elections shall continue in effect until terminated in writing, any such termination to take effect on the first day of the calendar year beginning after receipt of the notice of termination. An election shall be irrevocable as to payments deferred in conformity with that election.

2. Deferred Payment Account. Each deferred retainer or fee shall be credited at the time when it otherwise would have been payable to an account to be established in the name of the Director on the books of the Fund (the "Deferred Payment Account") adjusted for notional investment experience as hereinafter described.

3. Return on Deferred Payment Account Balance. (a) For purposes of measuring the investment return on his Deferred Payment Account, the Director may elect to have the aggregate amount of his deferred compensation (or a specified portion thereof) receive a return (i) at a rate equal to the return earned on three-month U.S. Treasury Bills at the beginning of each calendar quarter (the "Treasury Bill Rate") and such interest shall be credited to the account quarterly at the end of each calendar quarter, or (ii) at a rate of return (positive or negative) equal to the rate of return on the shares of any of the registered investment companies managed by J. & W. Seligman & Co. Incorporated ("Seligman") or any other entity controlling, controlled by, or under common control with (as such terms are defined in the Investment Company Act of 1940) Seligman (each, a "Notional Fund"), assuming reinvestment of dividends and distributions from the Notional Funds. (b) A Director may amend his designation of investment return as of the end of each calendar quarter by giving written notice to the President of the Fund at least 30 days prior to the end of such calendar quarter. A timely change to a Director's designation of investment return shall become effective on the first day of the calendar quarter following receipt by the President of the Fund (the "President").

4. Notional Investment Experience. Amounts credited to a Deferred Payment Account shall be periodically adjusted for notional investment experience. In each case such notional investment experience shall be determined by treating the Deferred

Payment  Account as though an  equivalent  dollar  amount had been  invested and reinvested in one or more of the Notional Funds. The Notional Funds used as a basis for determining notional investment experience with respect to any Director's Deferred Payment Account shall be designated by the Director in writing by instrument of election substantially in the form attached hereto as Exhibit C and may be changed prospectively by similar written election effective as of the first day of any calendar quarter. The President may from time to time limit the Notional Funds available for purposes of such election. If at any time any Notional Fund that has previously been designated by a Director as a notional investment shall cease to exist or shall be unavailable for any reason, or if the Director fails to designate one or more Notional Funds pursuant to this Section 4, the President may, at his discretion and upon notice to the Director, treat any amounts notionally invested in such Notional Fund (whether representing past amounts credited to a Director's Deferred Payment Account or subsequent fee deferrals or both) as having been invested at the Treasury Bill Rate, only until such time as the Director shall have made another investment election in accordance with the foregoing procedures. Deferred Payment Accounts shall continue to be adjusted for notional investment experience until distributed in full in accordance with the distribution method elected by the Director pursuant to Section 5 hereof.

5. Payment of Deferred Amounts. All amounts credited to an account pursuant to any election by the Director made as provided in Section 1 hereof shall be paid to the Director

     (a) in, or beginning in, the calendar year following the calendar year in which the Director ceases to be a Director of the Fund, or

     (b) in, or beginning in, the calendar year following the earlier of the calendar year in which the Director ceases to be a Director of the Fund or attains age 70,

          and shall be paid

     (c) in a lump sum payable on the first day of the calendar year in which payment is to be made, or

     (d) in 10 or fewer installments, payable on the first day of each year commencing with the calendar year in which payment is to begin, all as the Director shall specify in making the election. If the payment is to be made in installments, the amount of each installment shall be equal to a fraction of the total of the amounts in the account at the date of the payment the numerator of which shall be one and the denominator of which shall be the then remaining number of unpaid installments (including the installment then to be paid). If the Director dies at any time before all amounts in the account have been paid, such amounts shall be paid at that time in a lump sum to the beneficiary or beneficiaries designated by the Director in writing to receive such payments or in the absence of such a designation to the estate of the Director.

The Board of Directors may, in the case of an unforseeable emergency, at its sole discretion accelerate the payment of any unpaid amount for any or all Directors. For purposes of this paragraph, an unforseeable emergency is severe financial hardship to the Director resulting from a sudden and unexpected illness or accident of the Director or of a dependent (as defined in section 152(a) of the Internal Revenue Code) of the Director, loss of the Director's property due to casualty, or other similar extraordinary and unforseeable circumstances arising as a result of events beyond the control of the Director. Payment due to an unforseeable emergency may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Director's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under the Plan. Examples of what are not considered to be unforseeable emergencies include the need to send a Director's child to college or the desire to purchase a home. Withdrawals of amounts because of an unforseeable emergency are only permitted to the extent reasonably necessary to satisfy the emergency need.

6. Assignment. No deferred amount or unpaid portion thereof may be assigned or transferred by the Director except by will or the laws of descent and distribution.

7. Withholding Taxes. The Fund shall deduct from all payments any federal, state or local taxes and other charges required by law to be withheld with respect to such payments.

8. Nature of Rights; Nonalienation. A Director's rights to deferred payment under the Plan shall be solely those of an unsecured general creditor of the Fund, and any payments by the Fund pursuant to the Plan will be made solely from the Fund's general assets and property. The Fund will be under no obligation to purchase, hold or dispose of any investment for the specific benefit of any Director but, if the Fund should choose to purchase shares of any Notional Fund in order to cover all or a portion of its obligations under the Plan, then such investments will continue to be a part of the general assets and property of the Fund. A Director's rights under the Plan may not be transferred, assigned, pledged or otherwise alienated, and any attempt by the Director to do so shall be null and void.

9. Status of Director. Nothing in the Plan nor any election hereunder shall be construed as conferring on any Director the right to remain a Director of the Fund or to receive fees at any particular rate.

10. Amendment and Acceleration. The Board of Directors may at any time at its sole discretion amend or terminate this Plan, provided that no such amendment or termination shall adversely affect the right of Directors to receive deferred amounts credited to their account.

11. Administration. The Plan shall be administered by the President or by such person or persons as the President may designate to carry out administrative functions hereunder. The President shall have complete discretion to interpret and administer the Plan in accordance with its terms, and his determinations shall be binding on all persons.


Amended as of March 19, 1998